Exhibit 99.1

Thursday, October 13, 2022
FOR IMMEDIATE RELEASE

Washington Federal Reports Record Earnings Per Share Increase of 42% For 2022

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank ("WaFd Bank"), today announced record annual earnings of $236,330,000 for the fiscal year ended September 30, 2022, an increase of $52,715,000 from earnings of $183,615,000 for the year ended September 30, 2021. After the effect of dividends on preferred stock, net income available for common shareholders was $3.39 per share for the fiscal year ended September 30, 2022, a $1.00 or 41.8% increase from $2.39 for the prior fiscal year. Return on common shareholders' equity for the fiscal year ended September 30, 2022 was 11.70% compared to 8.69% for the year ended September 30, 2021. Return on assets for the year ended September 30, 2022 was 1.17% compared to 0.95% for the prior year.
President and Chief Executive Officer Brent J. Beardall commented, "Fiscal year 2022 was the best year for WaFd Bank in our 105-year history. We broke records for net income, earnings per share, loan growth, total loans, loan production, book value per share, and tangible book value per share. Over the last several years, we worked to execute our strategic plan to position the bank to prepare for and actually benefit from rising interest rates, all while maintaining a conservative credit posture. I thank our clients and the almost 2,200 employees of WaFd Bank that made these results possible, but I also must acknowledge the role market interest rates have played. We remained patient and withstood earnings pressure as we experienced near-record low net interest margins following the Federal Reserve Bank taking interest rates to zero at the onset of the COVID-19 pandemic. Now we are benefiting from the 300 basis point increase in rates over the last seven months as the Federal Reserve Bank works to regain price stability.

"With the Fed’s moves this year, we experienced significant expansion of our net interest margin. One year ago, the Bank’s margin was 2.88% and by the end of the fourth quarter, it reached 3.64%, a 26% increase in a single year. Compounding the margin improvement, we grew loans outstanding from $13.8 billion to $16.1 billion, a 17% year over year increase. The 3.64% margin is the highest we have experienced since 2005, which bodes well for future performance.
"We learned through the years that the key to long-term success is to continue to invest in both your teams and your technology. It is difficult to grow if you cut staff or reduce your IT budget. WaFd is continuing to make significant investments in both our teams and our technology to drive growth. Even with continued investments in these areas, the Bank’s efficiency ratio, which is a measure of how many cents it costs to earn one dollar of net revenue, decreased from 57% in the fourth quarter of 2021 to 50% this quarter, the best efficiency ratio we have reported in the last five years.
"There are no guarantees as to what the future holds, but at this point in time, our credit quality is about as strong as we have ever seen it. We posted net recoveries for the ninth consecutive year, meaning for each of the last nine years we recovered more from loans that we previously charged-off during the Great Recession (2008-2010) than we charged off. To do that for nine years straight is an astounding feat. I don’t know of any other publicly traded bank that can match that record, and that is a tribute to our clients that worked though serious challenges and to our collections teams.
"Lastly, I want to call out the 9.5% year-over-year growth in tangible book value per share. This is especially gratifying, given so many banks have taken meaningful market value losses on their investment portfolios, resulting in large swings in their accumulated other comprehensive income (loss). By keeping the majority of our investments in shorter duration assets and putting in place long-term hedges over the last two years, WaFd Bank has been an outlier in that regard. We believe that WaFd Bank is well positioned to withstand the economic volatility that seems to be on the horizon and continue to be a source of strength and stability for our clients."
Total assets were $20.8 billion as of September 30, 2022, an increase of 5.7% from $19.7 billion at September 30, 2021, primarily due to record loan originations (noted below) funded by continued growth in customer deposits, increased Federal Home Loan Bank ("FHLB") advances and decreased cash. Net loans increased by $2.3 billion, or 16.5%, while deposits increased $0.5 billion, FHLB advances increased $0.4 billion and cash decreased by $1.4 billion.

Customer deposits totaled $16.0 billion as of September 30, 2022, an increase of 3.1% since September 30, 2021. Transaction accounts increased by $0.6 billion or 4.8% during the fiscal year 2022, while time deposits decreased $96 million or 2.8%. The shift in deposit mix has been a result of a deliberate deposit pricing and customer growth strategy. The focus on transaction accounts is intended to lessen sensitivity to rising interest rates and manage interest expense. As of September 30, 2022, 79.2% of the Company's deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 95.2% of deposits at September 30, 2022. The loan-to-deposit ratio was 100.5% at September 30, 2022 compared to 89.0% at September 30, 2021.
Borrowings from the FHLB totaled $2.1 billion as of September 30, 2022, an increase of $405 million or 23.5% since September 30, 2021. The weighted average effective interest rate for FHLB borrowings was 2.02% as of September 30, 2022, versus 1.51% at September 30, 2021, the increase being primarily due to higher rates on new short-term borrowings. As of September 30, 2022, $1.1 billion of the $2.13 billion in outstanding FHLB advances have effective maturities greater than one year.
Record loan originations totaled $8.7 billion for fiscal year 2022 compared to $8.2 billion in fiscal year 2021. Fiscal 2022 did not contain any SBA Paycheck Protection Program ("PPP") loan originations as compared to $321.937 million originated in fiscal 2021. Partially offsetting the loan origination volume in each of these years were loan repayments of $6.2 billion and $6.8 billion, respectively. Commercial loans represented 78% of all loan originations during fiscal 2022 with consumer loans accounting for the remaining 22%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable in this low-rate environment due to the fact they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 4.25% as of September 30, 2022, an increase from 3.47% at September 30, 2021, due primarily to higher rates on adjustable rate loans and newly originated loans.
Credit quality is being monitored closely in light of the shifting economic and monetary environment. As of September 30, 2022, non-performing assets remained low from a historical perspective at $45 million, or 0.21% of total assets, compared to 0.22% as of September 30, 2021. Since September 30, 2021, real estate owned decreased by $1.5 million and non-accrual loans increased by $2.8 million. Delinquent loans were 0.17% of total loans at September 30, 2022 compared to 0.19% at September 30, 2021. The allowance for credit losses (including the reserve for unfunded commitments) totaled $205 million as of September 30, 2022 and was 1.06% of gross loans as compared to $199 million or 1.22% of gross loans as of September 30,

2021. Net recoveries were $3.5 million for fiscal year 2022 compared to net recoveries of $6.3 million in fiscal 2021. The Company has recorded net recoveries for nine consecutive years.
The Company recorded a provision for credit losses of $3 million in fiscal 2022, compared to provision of $0.5 million in fiscal 2021. In fiscal 2022, provisioning for net growth in the loan portfolio was mostly offset by improvements in the credit quality of certain loan portfolios related to strong real estate markets and collateral conditions.
The Company paid a quarterly dividend on the 4.875% Series A preferred stock on July 15, 2022. On September 2, 2022, the Company paid a cash dividend of $0.24 per share to common stockholders of record on August 19, 2022, which was the Company’s 158th consecutive quarterly cash dividend. Tangible common shareholders’ equity per share increased by $2.22 or 9.54% during fiscal 2022 to $25.49. The ratio of tangible shareholders' equity to tangible assets increased to 9.60% as of September 30, 2022.
Net interest income was $595 million for fiscal 2022, an increase of $89 million or 17.7% from the prior year. The increase in net interest income from the prior year was primarily due to average interest-earning assets increasing by $776 million or 4.30% while average interest-bearing liabilities increased by $273 million or 1.92%. Average noninterest-bearing deposits grew by $569 million over the same period. The change in net interest income was also impacted by the average rate earned on interest-earning assets increasing by 26 basis points while the average rate paid on interest-bearing liabilities declined by 11 basis points. Net interest margin of 3.16% in fiscal 2022 was up from 2.80% for the prior year. Net interest margin of 3.64% in the 4th fiscal quarter of 2022 was up from 2.88% in the same quarter of the prior year. This increase in net interest margin is directly attributable to both increasing market interest rates and the intentional shift over the last several years towards transaction deposits and commercial loans mentioned above.
Total other income was $66 million for fiscal year 2022, an increase from $61 million in the prior year. The increase in other income is primarily due to unrealized gains recorded for certain equity investments being $3 million higher in fiscal 2022 versus 2021.
Total operating expenses were $359 million for fiscal 2022, an increase of $26 million or 7.9% from the prior year. Compensation and benefits costs increased $18 million or 10.11% year-over-year primarily due to annual merit increases, higher bonus compensation accruals related to strong deposit and loan growth, and strategic investments in top talent and strategic initiatives. Operating expenses were $93.1 million for the

4th fiscal quarter of 2022, an increase of $7.5 million or 8.7% from the same quarter a year ago due primarily to the compensation related changes noted above. The Company’s efficiency ratio was 54.25% for fiscal 2022 as compared to 58.77% for the prior year due to income growth outpacing expense growth. The efficiency ratio was 49.5% for the 4th fiscal quarter of 2022 compared to 56.8% for the same quarter a year ago.
For the year ended September 30, 2022, the Company recorded federal and state income tax expense of $64 million, which equates to a 21.23% effective tax rate. This compares to an effective tax rate of 21.24% for fiscal year 2021. The Company's effective tax rate for fiscal 2022 differs from the statutory federal tax rate mainly due to state taxes, tax-exempt income, tax-credit investments and certain differences in book and tax deductions.
WaFd Bank is headquartered in Seattle, Washington and has 201 branches in eight western states. To find out more, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022.
This press release contains statements about the Company’s future that are not statements of historical or current fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. Words such as “anticipate,” “believe,” “continue,” “expect,” “goal,” “intend,” “should,” “strategy,” “will,” or similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, including the following risks and uncertainties, and those risks and uncertainties more fully discussed under “Risk Factors” in the Company’s June 30, 2022 10-Q, which could cause actual performance to differ materially from that anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to (i) the COVID-19 pandemic and the resulting governmental and societal responses; (ii) current and future economic conditions, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, and slowdowns in economic growth; (iii) financial stress on borrowers (consumers and businesses) as a result of higher interest rates or an uncertain economic environment; (iv) global economic trends, including developments related to Ukraine and Russia, and related negative financial impacts on our borrowers; and (v) fluctuations in interest rate risk and market interest rates, including the effect on our net interest income and net interest margin. The Company undertakes no obligation to update or revise any forward-looking statement.

# # #
Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2022	September 30, 2021
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$683,965	$2,090,809
Available-for-sale securities, at fair value	2,051,037	2,138,259
Held-to-maturity securities, at amortized cost	463,299	366,025
Loans receivable, net of allowance for loan losses of $172,808 and $171,300	16,113,564	13,833,570
Interest receivable	63,872	50,636
Premises and equipment, net	243,062	255,152
Real estate owned	6,667	8,204
FHLB and FRB stock	95,073	102,863
Bank owned life insurance	237,931	233,263
Intangible assets, including goodwill of $303,457 and $303,457	309,009	310,019
Federal and state income tax assets, net	—	3,877
Other assets	504,652	257,897
	$20,772,131	$19,650,574
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Transaction deposits	$12,691,527	$12,108,025
Time deposits	3,338,043	3,434,087
Total customer deposits	16,029,570	15,542,112
FHLB advances	2,125,000	1,720,000
Advance payments by borrowers for taxes and insurance	50,051	47,016
Federal and state income tax liabilities, net	3,306	—
Accrued expenses and other liabilities	289,944	215,382
	18,497,871	17,524,510
Stockholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 0 shares issued; 300,000 and 0 shares outstanding	300,000	300,000
Common stock, $1.00 par value, 300,000,000 shares authorized; 136,270,886 and 135,993,254 shares issued; 65,330,126 and 65,145,268 shares outstanding	136,271	135,993
Additional paid-in capital	1,686,975	1,678,622
Accumulated other comprehensive (loss) income, net of taxes	52,481	69,785
Treasury stock, at cost; 70,940,760 and 70,847,986 shares	(1,590,207)	(1,586,947)
Retained earnings	1,688,740	1,528,611
	2,274,260	2,126,064
	$20,772,131	$19,650,574
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$30.22	$28.03
Tangible common shareholders' equity per share	25.49	23.27
Shareholders' equity to total assets	10.95%	10.82%
Tangible shareholders' equity (TSE) to tangible assets	9.60	9.39
TSE + allowance for credit losses to tangible assets	10.45	10.28
Weighted average rates at period end
Loans and mortgage-backed securities	4.13%	3.37%
Combined loans, all interest-earning assets	4.04	2.80
Customer accounts	0.51	0.23
Borrowings	2.02	1.51
Combined cost of customer accounts and borrowings	0.68	0.35
Net interest spread	3.36	2.45

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	As of
SUMMARY FINANCIAL DATA	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(In thousands, except share and ratio data)
Cash	$683,965	$607,421	$1,947,504	$1,880,647	$2,090,809
Loans receivable, net	16,113,564	15,565,165	15,094,926	14,592,202	13,833,570
Allowance for credit losses ("ACL")	205,308	203,479	201,384	201,411	198,800
Available-for-sale securities, at fair value	2,051,037	2,150,732	1,909,605	1,946,139	2,138,259
Held-to-maturity securities, at amortized cost	463,299	477,884	301,221	326,387	366,025
Total assets	20,772,131	20,158,831	20,560,279	19,973,171	19,650,574
Transaction deposits	12,691,527	12,668,251	13,139,606	12,550,062	12,108,025
Time deposits	3,338,043	3,297,369	3,251,042	3,351,984	3,434,087
FHLB advances	2,125,000	1,700,000	1,720,000	1,720,000	1,720,000
Total shareholders' equity	2,274,260	2,220,111	2,191,701	2,149,126	2,126,064

FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	30.22	29.39	28.97	28.33	28.03
Tangible common shareholders' equity per share	25.49	24.66	24.23	23.59	23.27
Shareholders' equity to total assets	10.95%	11.01%	10.66%	10.76%	10.82%
Tangible shareholders' equity to tangible assets	9.60%	9.63%	9.29%	9.35%	9.39%
Tangible shareholders' equity + ACL to tangible assets	10.45%	10.65%	10.29%	10.38%	10.42%
Common shares outstanding	65,330,126	65,321,869	65,306,928	65,263,738	65,145,268
Preferred shares outstanding	300,000	300,000	300,000	300,000	300,000
Loans to customer deposits	100.52%	97.49%	92.09%	91.76%	89.01%

CREDIT QUALITY
ACL to gross loans	1.06%	1.08%	1.13%	1.18%	1.22%
ACL to non-accrual loans	594.51%	554.76%	598.66%	447.99%	626.16%
Non-accrual loans to net loans	0.21%	0.24%	0.22%	0.31%	0.23%
Non-accrual loans	34,534	36,679	33,639	44,959	31,749
Non-performing assets to total assets	0.21%	0.25%	0.23%	0.27%	0.22%
Non-performing assets	44,554	50,430	47,243	54,790	43,625

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$174,710	$137,039	$601,592	$537,660
Mortgage-backed securities	8,263	5,294	26,332	24,708
Investment securities and cash equivalents	14,960	7,253	38,435	29,242
	197,933	149,586	666,359	591,610
INTEREST EXPENSE
Customer accounts	17,071	8,568	43,041	42,313
FHLB advances and other borrowings	7,243	9,062	28,729	44,188
	24,314	17,630	71,770	86,501
Net interest income	173,619	131,956	594,589	505,109
Provision (release) for credit losses	1,500	(500)	3,000	500
Net interest income after provision (release)	172,119	132,456	591,589	504,609
OTHER INCOME
Gain (loss) on sale of investment securities	18	14	99	14
Gain (loss) on termination of hedging derivatives	—	—	—	14,110
Prepayment penalty on long-term debt	—	—	—	(13,788)
Loan fee income	1,154	1,887	7,168	6,899
Deposit fee income	6,604	6,499	25,942	24,686
Other income	6,706	10,603	33,163	28,640
	14,482	19,003	66,372	60,561
OTHER EXPENSE
Compensation and benefits	51,304	45,910	193,917	176,106
Occupancy	10,568	9,820	42,499	39,610
FDIC insurance premiums	2,231	3,450	9,531	14,368
Product delivery	5,104	5,092	19,536	18,505
Information technology	12,228	9,814	47,202	42,737
Other expense	11,707	11,577	45,890	41,133
	93,142	85,663	358,575	332,459
Gain (loss) on real estate owned, net	(488)	993	651	427
Income before income taxes	92,971	66,789	300,037	233,138
Income tax provision	19,576	14,418	63,707	49,523
Net Income	73,395	52,371	236,330	183,615
Dividends on preferred stock	3,656	3,656	14,625	10,034
Net Income available to common shareholders	$69,739	$48,715	$221,705	$173,581
PER SHARE DATA
Basic earnings	$1.07	$0.72	$3.40	$2.39
Diluted earnings	1.07	0.72	3.39	2.39
Cash dividends per share	0.24	0.23	0.95	0.91
Basic weighted average shares outstanding	65,326,706	67,227,280	65,287,650	72,529,188
Diluted weighted average shares outstanding	65,423,817	67,235,846	65,404,110	72,565,920
PERFORMANCE RATIOS
Return on average assets	1.44%	1.07%	1.17%	0.95%
Return on average common equity	14.22	10.36	11.70	8.69
Net interest margin	3.64	2.88	3.16	2.80
Efficiency ratio	49.52	56.75	54.25	58.77

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$174,710	$149,113	$139,260	$138,509	$137,039
Mortgage-backed securities	8,263	8,618	4,659	4,792	5,294
Investment securities and cash equivalents	14,960	9,417	6,919	7,139	7,253
	197,933	167,148	150,838	150,440	149,586
INTEREST EXPENSE
Customer accounts	17,071	9,284	8,225	8,461	8,568
FHLB advances and other borrowings	7,243	6,118	7,525	7,843	9,062
	24,314	15,402	15,750	16,304	17,630
Net interest income	173,619	151,746	135,088	134,136	131,956
Provision (release) for credit losses	1,500	1,500	(500)	500	(500)
Net interest income after provision (release)	172,119	150,246	135,588	133,636	132,456
OTHER INCOME
Gain (loss) on sale of investment securities	18	—	—	81	14
Loan fee income	1,154	1,618	2,475	1,921	1,887
Deposit fee income	6,604	6,613	6,282	6,443	6,499
Other income	6,706	9,319	6,902	10,236	10,603
	14,482	17,550	15,659	18,681	19,003
OTHER EXPENSE
Compensation and benefits	51,304	48,073	47,115	47,425	45,910
Occupancy	10,568	10,053	11,788	10,090	9,820
FDIC insurance premiums	2,231	2,100	2,100	3,100	3,450
Product delivery	5,104	4,667	5,044	4,721	5,092
Information technology	12,228	11,831	11,722	11,421	9,814
Other expense	11,707	10,679	10,648	12,856	11,577
	93,142	87,403	88,417	89,613	85,663
Gain (loss) on real estate owned, net	(488)	448	129	562	993
Income before income taxes	92,971	80,841	62,959	63,266	66,789
Income tax provision	19,576	17,546	13,600	12,985	14,418
Net income	73,395	63,295	49,359	50,281	52,371
Dividends on preferred stock	3,656	3,656	3,656	3,656	3,656
Net income available to common shareholders	$69,739	$59,639	$45,703	$46,625	$48,715
PER SHARE DATA
Basic earnings per common share	$1.07	$0.91	$0.70	$0.72	$0.72
Diluted earnings per common share	1.07	0.91	0.70	0.71	0.72
Cash dividends per common share	0.24	0.24	0.24	0.23	0.23
Basic weighted average shares outstanding	65,326,706	65,315,481	65,301,171	65,207,837	67,227,280
Diluted weighted average shares outstanding	65,423,817	65,395,666	65,445,206	65,350,174	67,235,846
PERFORMANCE RATIOS
Return on average assets	1.44%	1.25%	0.98%	1.02%	1.07%
Return on average common equity	14.22	12.50	9.80	10.12	10.36
Net interest margin	3.64	3.22	2.90	2.87	2.88
Efficiency ratio	49.52	51.63	58.65	58.64	56.75